Exhibit 99

                        Eaton Reports Fourth Quarter Net
                    Income Of $1.59 Per Share, Up 15 Percent

    Eaton Increases Dividend By 10 Percent And Increases Share Buyback Authorization To 10 Million Shares



    CLEVELAND--(BUSINESS WIRE)--Jan. 22, 2007--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.59 for the fourth quarter of 2006, an increase of 15 percent over net income per share of $1.38 in the fourth quarter of 2005. Sales in the quarter were $3.1 billion, 10 percent above the same period in 2005. Net income was $241 million compared to $210 million in 2005, an increase of 15 percent.

    Net income in both periods included charges related to acquisition integration. Before acquisition integration charges, operating earnings per share in the fourth quarter of 2006 were $1.66 compared to $1.43 per share in 2005, an increase of 16 percent. Operating earnings for the fourth quarter of 2006 were $251 million compared to $219 million in 2005, an increase of 15 percent. Excel 07 had no impact upon earnings in the fourth quarter.

    Sales growth in the fourth quarter of 10 percent consisted of 4 percent from organic growth, 4 percent from acquisitions, and 2 percent from higher exchange rates. End markets in the fourth quarter grew by 4 percent.

    Income tax for the fourth quarter was a credit of $2 million. Included in fourth quarter taxes was an income tax benefit of $32 million, which was part of the Excel 07 program, resulting from the resolution in the fourth quarter of international income tax items, as well as a tax benefit from the reenactment of the Research and Experimentation tax credit in December.

    For the full year 2006, sales were $12.4 billion, 12 percent above 2005. Net income of $950 million increased 18 percent over 2005, and net income per share of $6.22 rose 19 percent. Operating earnings per share for 2006 of $6.39 rose 19 percent above 2005. Operating earnings in 2006 totaled $977 million versus $829 million in 2005, an increase of 18 percent.

    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We had a strong fourth quarter, posting our nineteenth quarter in a row with year-over-year operating earnings per share growth of more than 10 percent. Equally significant is the balance of earnings in the quarter, with our Electrical and Fluid Power businesses representing 70 percent of our overall segment operating earnings.

    "Looking at 2006 as a whole, we had a very solid year and are off to a good start on the goals we set for Eaton for the 2006 - 2010 time period," said Cutler. "Our sales in 2006 grew 12 percent, operating earnings per share grew 19 percent, and our return on equity was 23 percent. In addition, we generated a record amount of cash, with operating cash flow in 2006 rising 25 percent, to more than $1.4 billion.

    "As we survey our end markets in 2007, we anticipate our markets will decline by approximately 3 1/2 percent, primarily as a result of the expected dramatic decrease in the NAFTA heavy-duty truck market. This is roughly 1 1/2 percent lower growth in our markets than we expected a year ago, as we now see the slowdown in the overall manufacturing sector experienced in the second half of 2006 extending into the early portion of 2007," said Cutler. "The significant restructuring undertaken in our Excel 07 program will offset much of the market decline. Our Excel 07 program incurred net costs of $154 million prior to tax settlements and divestiture gains. The earnings benefit in 2007 we now expect from the Excel 07 program is double the target we announced when we started the program in January of 2006. With our Excel 07 program behind us, we believe our operations are well positioned for the balance of the decade.

    "We expect to outgrow our end markets in 2007 by approximately $200 million, and we also expect to record approximately $300 million of growth from the full-year impact of the six acquisitions we completed in 2006, and the two acquisitions we have signed but not yet completed," said Cutler. "As a result, we anticipate our revenues in 2007 will be flat compared to 2006."

    In light of its strong results and future prospects, Eaton is taking the following actions:

    -- Increasing its quarterly dividend by 10 percent, from $.39 per share to $.43 per share

    -- Making a voluntary contribution of $150 million to its qualified pension plan in the United States

    -- Authorizing a new 10 million repurchase of common shares, replacing the 1.3 million shares remaining from the 10 million share repurchase authorization approved in April of 2005.

    "We anticipate net income per share for the first quarter of 2007 to be $1.30 to $1.40, and for the full year to be $6.05 to $6.25. Operating earnings per share, which exclude charges to integrate our recent acquisitions and joint ventures, are anticipated to be $1.35 to $1.45 for the first quarter of 2007, and $6.30 to $6.50 for the full year."

    Business Segment Results

    Fourth quarter sales for the Electrical segment were $1.1 billion, up 9 percent over 2005. Operating profits in the fourth quarter were $142 million. Operating profits before acquisition integration charges were $143 million, up 29 percent from results in 2005. Net Excel 07 costs in the fourth quarter were $12 million. In addition, fourth quarter operating margins were positively impacted by the sale of the Brazilian battery business acquired in the 2004 Powerware acquisition.

    "End markets for our electrical business grew about 2 1/2 percent during the fourth quarter, reflecting a slowdown from the growth rate earlier in 2006," said Cutler. "In 2007, we expect our markets to grow approximately 4 percent, with growth in the nonresidential markets offsetting a decline in the residential market. We expect operating margins to improve as a result of the additional volume, a reduced impact from commodity costs, and the benefits from the Excel 07 actions taken in 2006.

    "We announced two small European acquisitions, the acquisitions of Schreder-Hazemeyer and the power protection business of Power
Products, in the fourth quarter," said Cutler. "These acquisitions expand our sales in new geographic areas."

    In the Fluid Power segment, fourth quarter sales were $985 million, 17 percent above the fourth quarter of 2005. Adjusted for acquisitions completed within the last year, sales grew 7 percent. Operating profits in the fourth quarter were $103 million. Operating profits before acquisition integration charges were $115 million, up 17 percent compared to a year earlier. Excel 07 resulted in a net savings of $1 million in the fourth quarter.

    Fluid Power markets grew 6 percent compared to the same period in 2005, with global hydraulics shipments up 7 percent, commercial aerospace markets up 14 percent, defense aerospace markets up 2 percent, and European automotive production flat.

    "Growth in the mobile and industrial hydraulics markets moderated slightly in the fourth quarter from the rates seen earlier in the year," said Cutler. "For 2007, we anticipate that growth in the construction equipment markets will be lower than in 2006, while agricultural equipment markets are expected to grow for the first time in three years. Industrial markets are likely to post lower growth than in 2006. Growth in the commercial aerospace market is expected to be solid, while defense aerospace markets are expected to post modest growth. In total, we believe the Fluid Power markets will grow approximately 4 percent.

    "We anticipate Fluid Power operating margins will improve in 2007 as a result of the additional volume, the increasing mix of aerospace revenues, and the benefits from the Excel 07 actions taken in 2006," said Cutler.

    "We reached agreement in December to acquire Argo-Tech," said
Cutler. "This acquisition will round out our aerospace fuel system capabilities and further strengthens the overall breadth of our rapidly-growing Aerospace business."

    The Truck segment posted sales of $620 million in the fourth quarter, up 13 percent compared to 2005. Operating profits in the quarter were $76 million, down 30 percent compared to the fourth quarter of 2005. Adjusting for the $27 million of net Excel 07 costs incurred in the fourth quarter, operating profits declined by 5 percent. Also contributing to the margin decline in the quarter was an adjustment to Brazilian inventories. The Excel 07 net costs and Brazilian inventory adjustment comprised the entire decline in year-to-year Truck segment operating margins.

    NAFTA heavy-duty production was up 16 percent compared to 2005, NAFTA medium-duty production was up 20 percent, European truck production was flat, and Brazilian vehicle production was up 1 percent.

    "Production of NAFTA heavy-duty trucks in 2006 totaled 378,000 units," said Cutler. "We are maintaining our forecast that production in 2007 will be between 205,000 and 210,000 units.

    "Our hybrid truck program made further progress during the quarter, with the receipt of the 2006 Environmental Innovation Award from the Ohio Environmental Council," said Cutler.

    The Automotive segment posted fourth quarter sales of $394 million, 6 percent lower than the comparable quarter of 2005. Operating profits were $34 million. Operating profits before acquisition integration charges were $36 million, 27 percent lower than the fourth quarter of 2005. Excel 07 net costs in the fourth quarter were neutral.

    Automotive production in NAFTA declined by 8 percent compared to the fourth quarter of 2005, while European production was flat.

    "Our Automotive segment margins in the fourth quarter were impacted by the reductions in production volumes in North America and the continued importation of engines by Asian producers," said Cutler. "For 2007, we anticipate weaker production in NAFTA, with another year of flat production in Europe. However, we expect our margins to improve as a result of the substantial benefits from Excel 07."

    Eaton Corporation is a diversified industrial manufacturer with 2006 sales of $12.4 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 60,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com

    Notice of Conference Call: Eaton's conference call to discuss its fourth quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern Time through the Investor Relations link on Eaton's home page. This news release can be accessed on the Eaton home page.

    This news release contains forward-looking statements concerning the first quarter 2007 and full year 2007 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, our growth from acquisitions and joint ventures, and the benefits from Excel 07. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and year ended December 31, 2006 and 2005 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary

                                  Three months ended    Year ended
                                     December 31        December 31
                                  ------------------ -----------------
(Millions except for per share
 data)                               2006     2005     2006     2005
                                  ---------- ------- -------- --------

Continuing operations
  Net sales                          $3,102  $2,817  $12,370  $11,019
  Income before income taxes            239     246      989      988
  Income after income taxes            $241    $211     $912     $799

Income (loss) from discontinued
 operations, net of income taxes          -      (1)      38        6
                                  ---------- ------- -------- --------
Net income                             $241    $210     $950     $805
                                  ========== ======= ======== ========

Net income per Common Share
 assuming dilution
  Continuing operations               $1.59   $1.39    $5.97    $5.19
  Discontinued operations                 -    (.01)     .25      .04
                                  ---------- ------- -------- --------
                                      $1.59   $1.38    $6.22    $5.23
                                  ========== ======= ======== ========
Average number of Common Shares
 outstanding assuming dilution        151.5   152.7    152.9    154.0

Net income per Common Share basic
  Continuing operations               $1.62   $1.42    $6.07    $5.32
  Discontinued operations                 -    (.01)     .25      .04
                                  ---------- ------- -------- --------
                                      $1.62   $1.41    $6.32    $5.36
                                  ========== ======= ======== ========
Average number of Common Shares
 outstanding basic                    149.0   149.3    150.2    150.2

Cash dividends paid per Common
 Share                                 $.39    $.31    $1.48    $1.24


Reconciliation of net income to
 operating earnings
  Net income                           $241    $210     $950     $805
  Excluding acquisition
   integration charges (after-
   tax)                                  10       9       27       24
                                  ---------- ------- -------- --------
  Operating earnings                   $251    $219     $977     $829
                                  ========== ======= ======== ========

  Net income per Common Share
   assuming dilution                  $1.59   $1.38    $6.22    $5.23
  Per share impact of acquisition
   integration charges (after-
   tax)                                 .07     .05      .17      .15
                                  ---------- ------- -------- --------
  Operating earnings per Common
   Share                              $1.66   $1.43    $6.39    $5.38
                                  ========== ======= ======== ========


See accompanying notes.




Eaton Corporation
Statements of Consolidated Income

                                  Three months ended    Year ended
                                     December 31        December 31
                                  ------------------ -----------------
(Millions except for per share
 data)                               2006     2005     2006     2005
                                  ---------- ------- -------- --------

Net sales                            $3,102  $2,817  $12,370  $11,019

Cost of products sold                 2,300   2,042    9,050    7,936
Selling & administrative expense        501     452    1,946    1,753
Research & development expense           73      74      321      285
Interest expense-net                     23      22      104       90
Other (income) expense-net              (34)    (19)     (40)     (33)
                                  ---------- ------- -------- --------
Income from continuing operations
 before income taxes                    239     246      989      988
Income taxes (credit)                    (2)     35       77      189
                                  ---------- ------- -------- --------
Income from continuing operations       241     211      912      799

Income (loss) from discontinued
 operations, net of income taxes          -      (1)      38        6
                                  ---------- ------- -------- --------
Net income                             $241    $210     $950     $805
                                  ========== ======= ======== ========

Net income per Common Share
 assuming dilution
  Continuing operations               $1.59   $1.39    $5.97    $5.19
  Discontinued operations                 -    (.01)     .25      .04
                                  ---------- ------- -------- --------
                                      $1.59   $1.38    $6.22    $5.23
                                  ========== ======= ======== ========
Average number of Common Shares
 outstanding assuming dilution        151.5   152.7    152.9    154.0

Net income per Common Share basic
  Continuing operations               $1.62   $1.42    $6.07    $5.32
  Discontinued operations                 -    (.01)     .25      .04
                                  ---------- ------- -------- --------
                                      $1.62   $1.41    $6.32    $5.36
                                  ========== ======= ======== ========
Average number of Common Shares
 outstanding basic                    149.0   149.3    150.2    150.2

Cash dividends paid per Common
 Share                                 $.39    $.31    $1.48    $1.24


See accompanying notes.




Eaton Corporation
Business Segment Information

                                  Three months ended    Year ended
                                     December 31        December 31
                                  ------------------ -----------------
(Millions)                           2006     2005     2006     2005
                                  ---------- ------- -------- --------

Net sales
  Electrical                         $1,103  $1,008   $4,184   $3,758
  Fluid Power                           985     839    3,983    3,240
  Truck                                 620     549    2,520    2,288
  Automotive                            394     421    1,683    1,733
                                  ---------- ------- -------- --------
                                     $3,102  $2,817  $12,370  $11,019
                                  ========== ======= ======== ========

Operating profit
  Electrical                           $142    $106     $474     $375
  Fluid Power                           103      96      422      339
  Truck                                  76     105      448      453
  Automotive                             34      46      137      225

Corporate
  Amortization of intangible
   assets                               (16)     (9)     (51)     (30)
  Interest expense-net                  (23)    (22)    (104)     (90)
  Minority interest                      (4)     (1)     (10)      (5)
  Pension & other postretirement
   benefit expense                      (32)    (31)    (152)    (120)
  Stock option expense                   (7)      -      (27)       -
  Other corporate expense-net           (34)    (44)    (148)    (159)
                                  ---------- ------- -------- --------
Income from continuing operations
 before income taxes                    239     246      989      988
Income taxes (credit)                    (2)     35       77      189
                                  ---------- ------- -------- --------
Income from continuing operations       241     211      912      799

Income (loss) from discontinued
 operations, net of income taxes          -      (1)      38        6
                                  ---------- ------- -------- --------
Net income                             $241    $210     $950     $805
                                  ========== ======= ======== ========


See accompanying notes.




Eaton Corporation
Condensed Consolidated Balance Sheets

                                                        December 31
                                                     -----------------
(Millions)                                             2006     2005
                                                     -------- --------

Assets
Current assets
  Cash                                                  $114     $110
  Short-term investments                                 671      226
  Accounts receivable                                  1,928    1,785
  Inventories                                          1,293    1,099
  Deferred income taxes & other current assets           402      358
                                                     -------- --------
                                                       4,408    3,578

Property, plant & equipment-net                        2,271    2,175
Goodwill                                               3,034    3,139
Other intangible assets                                  969      626
Deferred income taxes & other assets                     701      700
                                                     -------- --------
                                                     $11,383  $10,218
                                                     ======== ========

Liabilities & Shareholders' Equity
Current liabilities
  Short-term debt, primarily commercial paper           $490     $394
  Current portion of long-term debt                      322      240
  Accounts payable                                     1,050      810
  Accrued compensation                                   305      277
  Accrued income & other taxes                           149      305
  Other current liabilities                            1,091      942
                                                     -------- --------
                                                       3,407    2,968

Long-term debt                                         1,774    1,830
Pensions                                                 942      632
Other postretirement benefits                            766      537
Other long-term liabilities                              422      473
Shareholders' equity                                   4,072    3,778
                                                     -------- --------
                                                     $11,383  $10,218
                                                     ======== ========


See accompanying notes.


    Eaton Corporation

    Notes to Fourth Quarter 2006 Earnings Release

    Dollars in millions, except for per share data (per share data assume dilution)

    Acquisitions of Businesses

    In 2006 and 2005, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of the larger transactions follows:



                                Date of       Business
                               acquisition     segment   Annual sales
                            ---------------- ----------- -------------

2006 Acquisitions
---------------------------
Schreder-Hazemeyer          December 1, 2006 Electrical   $9 for 2006
  Eaton acquired remaining
  50% ownership of the
  Belgium manufacturer of
  low and medium voltage
  electrical distribution
  switchgear

Diesel fuel processing      October 26, 2006    Truck        N/A
technology & associated
assets of Catalytica Energy
Systems Inc.
  A U.S. developer of
  emissions control
  solutions for Trucks

Senyuan International         September 14,  Electrical  $47 for 2005
Holdings Limited                  2006
  A China-based
  manufacturer of vacuum
  circuit breakers and
  other electrical
  switchgear components

Ronningen-Petter business    September 5,    Fluid Power $30 for 2005
unit of Dover Resources,          2006
Inc.
  A U.S.-based manufacturer
  of industrial fine
  filters and components

Synflex business unit of     March 31, 2006  Fluid Power $121 for 2005
Saint-Gobain Performance
Plastics Corporation
  A U.S.-based manufacturer
  of thermoplastic hoses
  and Tubing

Marina Power and Lighting    March 24, 2006  Electrical  $11 for 2005
  A U.S. manufacturer of
  marine duty electrical
  distribution products

2005 Acquisitions
---------------------------
Aerospace division of       December 6, 2005 Fluid Power $150 for the
 PerkinElmer, Inc.                                        year ended
                                                           June 30,
                                                             2005

Aerospace fluid and air     November 1, 2005 Fluid Power   $210 for
 division of Cobham plc                                      2004

Assets of Pringle           October 11, 2005 Electrical  $6 for 2004,
 Electrical Manufacturing                                one-third of
 Company                                                  which were
                                                           to Eaton

Industrial filtration        September 6,    Fluid Power $100 for the
 business of Hayward              2005                    year ended
 Industries, Inc.                                          June 30,
                                                             2005

Tractech Holdings, Inc.     August 17, 2005  Automotive  $43 for 2004

Morestana S.A. de C.V.       June 30, 2005   Automotive  $13 for 2004

Winner Group Holdings Ltd.   March 31, 2005  Fluid Power $26 for 2004

Pigozzi S.A. Engrenagens e   March 1, 2005      Truck    $42 for 2004
 Transmissoes


    On December 28, 2006, Eaton announced it had reached an agreement to purchase AT Holdings Corporation, the parent of Argo-Tech Corporation, for $695. This transaction is expected to close in the first quarter of 2007. Argo-Tech's U.S.-based aerospace business, which had sales for the fiscal year ended October 28, 2006 of $206, is a leader in high performance aerospace engine fuel pumps and systems, airframe fuel pumps and systems, and ground fueling systems for commercial and military aerospace markets. The Argo-Tech business will be integrated into the Fluid Power segment.

    On January 5, 2007, the Company announced it had reached an agreement to purchase the Power Protection Business of Power Products Ltd., a Czech-based distributor and service provider of Powerware and other uninterruptible power systems, for $2. The transaction is expected to close in the first quarter of 2007. This business, which had 2006 sales of $3, will be integrated into the Electrical segment.

    Acquisition Integration Charges

    In 2006 and 2005, Eaton incurred charges related to the integration of acquired businesses. Charges in 2006 related to primarily the following acquisitions: Powerware, the electrical power systems business acquired in 2004 and the Pringle electrical switch business; several acquisitions in Fluid Power including the acquired operations of Synflex, PerkinElmer, Cobham, Hayward, Winner, and Walterscheid (acquired in 2004); and the Pigozzi, Tractech, and Morestana businesses. Charges in 2005 related to primarily the following acquisitions: Powerware and the electrical division of Delta plc acquired in 2003; several acquisitions in Fluid Power, including Winner, Walterscheid, and Boston Weatherhead (acquired in 2002); and the Pigozzi and Morestana businesses. A summary of these charges follows:



                 Acquisition                     Operating profit
                 integration  Operating profit  before acquisition
                   charges      as reported     integration charges
                 ------------ ---------------- ---------------------

                           Three months ended December 31
                 ---------------------------------------------------
                  2006  2005    2006    2005      2006       2005
                 ------ ----- -------- ------- ---------- ----------
Electrical          $1    $5     $142    $106       $143       $111
Fluid Power         12     2      103      96        115         98
Truck                -     3       76     105         76        108
Automotive           2     3       34      46         36         49
                 ------ -----
Pretax charges     $15   $13
                 ====== =====
After-tax charges  $10    $9
Per Common Share  $.07  $.05




                 Acquisition                     Operating profit
                 integration  Operating profit  before acquisition
                   charges      as reported     integration charges
                ------------- ---------------- ---------------------

                               Year ended December 31
                ----------------------------------------------------
                 2006   2005    2006    2005      2006       2005
                ------- ----- -------- ------- ---------- ----------
Electrical          $7   $21     $474    $375       $481       $396
Fluid Power         23     7      422     339        445        346
Truck                5     4      448     453        453        457
Automotive           5     4      137     225        142        229
                ------- -----
Pretax charges     $40   $36
                ======= =====
After-tax
 charges           $27   $24
Per Common Share  $.17  $.15


    The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment.

    Excel 07 Plant Closing Charges

    In first quarter 2006, Eaton announced, and began to implement, its Excel 07 program. This program was a series of actions in 2006 intended to address resource levels and operating performance in businesses that underperformed in 2005, and businesses that were expected to soften during second half 2006 and in 2007. As part of the Excel 07 program, charges were incurred related to the closings of plants in all four business segments. A summary of charges incurred by each segment in fourth quarter 2006 and full year 2006 related to all Excel 07 plant closings, including severance, plant integration and other charges, follows:



                    Three months ended     Year ended
                     December 31, 2006  December 31, 2006
                    ------------------- -----------------
Electrical                          $7               $12
Fluid Power                          -                19
Truck                                5                30
Automotive                           4                51
                    ------------------- -----------------
Pretax charges                     $16              $112
                    =================== =================


    The costs associated with Excel 07 plant closings were included in the Statements of Consolidated Income primarily in Cost of products sold. In Business Segment Information, the charges reduced Operating profit of the related business segment.

    Discontinued Automotive Operations

    In third quarter 2006, certain product lines of the Automotive segment were sold, resulting in a $35 after-tax gain, or $.23 per Common Share. As a result of these sales, the consolidated financial statements present these operations as discontinued operations.

    Retirement Benefit Plans Expense

    Net income in fourth quarter 2006 was reduced by $3, or $.02 per Common Share, compared to fourth quarter 2005 due to increased pension benefit expense in 2006. This primarily resulted from the lowering of discount rates associated with pension liabilities at year-end 2005, and the effect of the increased settlement costs in 2006. Net income for full year 2006 was similarly reduced by $42, or $.28 per share, compared to full year 2005. In January 2007, Eaton made voluntary contributions of $150 to its United States qualified pension plan and in January 2006, a similar contribution of $100 was also made.

    In fourth quarter 2006, Eaton adopted Statement of Financial Accounting Standards (SFAS) No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)". SFAS No. 158 requires employers to recognize on their balance sheets the net amount by which pension and other postretirement benefit plan liabilities are overfunded or underfunded. This new requirement replaces SFAS No. 87's requirement to report a minimum pension liability measured as the excess of the accumulated benefit obligations over the fair value of plan assets. Under SFAS No. 158, employers are required to recognize all actuarial gains and losses, prior service costs, and any remaining transition amounts from the initial application of SFAS Nos. 87 and 106 when recognizing the plans' funded status, with an increase in accumulated other comprehensive loss in shareholders' equity. Effective for fiscal years ending after December 15, 2008, SFAS No. 158 will also require year-end measurements of plan assets and benefit obligations, eliminating the use of earlier measurement dates currently permissible. SFAS No. 158 does not change the amounts recognized in the income statement as net periodic benefit cost. The effect on Eaton of applying SFAS No. 158 on the consolidated balance sheet at December 31, 2006 was an increase in the liability for pensions of $248 ($163 after-tax) and an increase in the liability for postretirement benefits other than pensions of $238 ($153 after-tax). These adjustments increased Accumulated other comprehensive loss in Shareholders' equity by a combined amount of $316, reducing total Shareholders' equity by a like amount.

    Stock Options

    Effective January 1, 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment", Eaton began to record compensation expense under the "fair-value-based" method of accounting for stock options granted to employees and directors. Expense for stock options in fourth quarter 2006 was $7 pretax ($5 after-tax, or $.04 both per Common Share both assuming dilution and basic). For full year 2006, expense for stock options was $27 ($20 after-tax, or $.13 per share both assuming dilution and basic). The Company adopted SFAS No. 123(R) using the "modified prospective application" method and, as a result, financial results for periods prior to 2006 were not restated for this accounting change.

    Income Taxes

    The effective income tax rates for continuing operations for the fourth quarter and full year 2006 were (1.1%) and 7.8%, respectively, compared to 13.8% and 19.1% for the same periods in 2005. The lower rates in 2006 were primarily due to income tax benefits of $32 in fourth quarter 2006, and $90 for full year 2006, resulting from the favorable resolution of multiple international and U.S. income tax items. Excluding the income tax benefits resulting from the favorable resolution of income tax items, the effective income tax rates for continuing operations for fourth quarter 2006 was 12.4% and for full year 2006 was 17.0%. The lower rates in the fourth quarter and full year 2006 also reflect the reenactment of the Research and Experimentation tax credit into U.S. law in December 2006. Since the reenactment is retroactive to the prior expiration date of December 31, 2005, a full year benefit was accrued in fourth quarter 2006.

    Repurchase of Common Shares

    In fourth quarter 2006, Eaton repurchased 3.340 million Common Shares in the open market at a total cost of $254. For full year 2006,
5.286 million shares were repurchased at a total cost of $386. In full year 2005, 7.015 million Common Shares were repurchased in the open market at a total cost of $450.

    Reconciliation of Financial Measures

    This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles
(GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.



    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             Email: garyklasen@eaton.com
             or
             William C. Hartman, 216-523-4501 (Investor Relations)